SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002

(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Set forth below is an addition to the Legal Proceedings section included in our most recent Quarterly Report on Form 10-Q:

Legal Proceedings

As we have previously disclosed, on April 25, 2006, we received a letter from the Federal Communications Commission stating that its Office of Engineering and Technology Laboratory had tested the Delphi XM SKYFi2 radio and determined that its FM modulator wireless transmitter was not in compliance with permissible emission limits. We are also aware that Audiovox, manufacturer of the Audiovox Xpress, a radio designed to work with the XM system, received a similar letter from the FCC.

On August 7, 2006, the FCC requested additional information with respect to these devices, as well as the Sportscaster, Roady XT, MyFi, Airware, Tao and Roady 2 devices, including the chronology and circumstances leading to the non-compliance, and actions and remedies undertaken to correct the situation.

We will respond promptly to the latest FCC request and have implemented a series of actions involving our radios designed to bring them into compliance; we have also requested our manufacturers to suspend production and/or shipments of radios or accessories with these issues. We are completing the necessary design or installation modifications, as appropriate, and conducting additional testing for XM radios to meet applicable FCC requirements. We expect to obtain new certifications for modified XM radios on an expedited basis.

In the meantime, we are working to limit interruptions in supply or availability of product for sale of certain models of XM radios at retailers, and we continue to cooperate with the FCC’s ongoing inquiry. No health or safety issues are involved with these wireless XM radios, and this matter does not pertain to any XM radios which are factory installed in new vehicles or which are directly connected in other vehicles.

We can provide no assurances at this time that our actions will be deemed sufficient by the FCC, or that this matter will not have a material impact on our business, consolidated results of operations or financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM Satellite Radio Holdings Inc.

Date: August 11, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary